Exhibit 5.1

October 29, 2015

China Customer Relations Centers, Inc.

c/o Shandong Taiying Technology Co., Ltd.

1366 Zhongtianmen Dajie

Xinghuo Science and Technology Park

High-tech Zone, Taian City

Shandong Province 271000

People’s Republic of China

Re:	China Customer Relations Centers, Inc., Registration Statement Form F-1

Ladies and Gentlemen:

We have acted as British Virgin Islands counsel for China Customer Relations Centers, Inc., a British Virgin Islands corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form F-1 (Registration No. 333- 199306) and all amendments thereto (as amended, the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on October 14, 2014. The Registration Statement relates to the offering (the “Offering”) of up to 2,400,000 of the Company’s common shares, $0.001 par value per share (such offered common shares, the “Offering Shares”; the Company’s common shares, the “Shares”).

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein (the “Prospectus”), the Company’s Articles and Memorandum of Association, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (collectively, the “Documents”). We are relying (without any independent investigation thereof) upon an Officer’s Certificate from an Officer of the Company, certifying to the truth and accuracy of the factual statements, covenants, representations and warranties set forth in the Documents. We have assumed the authenticity of the signatures and seals set forth in such Officer’s Certificate. In addition, for all purposes of this opinion, as to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

The following opinion is given as to matters of British Virgin Islands law.

Based upon the foregoing and in reliance thereon, it is our opinion that the Offering Shares of the Company are duly authorized and will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement, be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Sincerely,

/s/ Haneberg, PLC

Haneberg, PLC